Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES LEADERSHIP SUCCESSION PLANS

•President and Chief Executive Officer Craig D. Gates to retire
•Brett R. Larsen to be promoted immediately to Chief Operating Officer, and to President and Chief Executive Officer on June 30, 2024
•Anthony (“Tony”) G. Voorhees to be promoted to Executive Vice President of Administration, Chief Financial Officer and Treasurer on June 30, 2024
•Chairman of the Board Patrick Sweeney retiring from the Board of Directors; continuing to serve the Company in an emeritus status
• Board Member Ronald F. Klawitter to act as Chairman of the Board
•Cheryl Berenak, founding member and CEO of Clearfield Communications, appointed as a new member of the Board

Spokane Valley, WA (January 9, 2024)—Key Tronic Corporation (Nasdaq: KTCC) today announced that effective June 30, 2024, its Board of Directors has named Brett R. Larsen to succeed Craig D. Gates as the Company’s President and Chief Executive Officer. Mr. Gates will retire from the Company effective June 30, 2024, but expects to remain a member of the Company’s Board of Directors. Mr. Larsen, who has served as the Company’s Executive Vice President of Administration, Chief Financial Officer, and Treasurer since July 2015, joined the Company in May 2004 and has assumed ever-increasing roles and responsibilities over the past 20 years. Tony Voorhees will also be promoted to Executive Vice President of Administration, Chief Financial Officer, and Treasurer on June 30, 2024.

In addition, Patrick Sweeney retired from the Board and his role as Chairman on January 4, 2024. In his stead, the Board has nominated director Ronald F. Klawitter to act as Chairman until the next Annual Meeting of the Shareholders. In addition, the Board welcomed Cheryl Berenak, founding member and CEO of Clearfield Communications Inc., to the Board on January 4, 2024. Her insight and experience will make valuable contributions to the Board and governance of the Company.

Patrick Sweeney said, “On behalf of the Board of Directors and the entire company, I want to thank Craig for his tremendous leadership and numerous accomplishments during his 30 years of dedicated service to Keytronic. During Craig’s tenure as President and CEO, the last fifteen years, the Company has more than tripled its revenue; more than doubled its facility space; opened a new factory in DaNang Vietnam; developed a world-class design engineering department; and launched dozens of new products in each of its factories. Craig has mentored and created a very strong management team and led the company through a period of unprecedented growth. I am excited about Craig’s opportunity to continue to serve on the Board of Directors and look forward to his continuing contributions to the Company’s success.

Craig has done a tremendous job preparing Brett for his role as CEO by increasing his responsibilities over the years to expose him to aspects of the company that are well beyond the typical finance functions. The company is well prepared for this leadership transition, and the Board remains highly confident in Brett’s ability to create long-term value for our shareholders.”

Mr. Gates stated, “It has been a privilege and an honor to be a part of the Keytronic team for the past 30 years and to serve as its President and CEO for the past fifteen years. I am supported by a talented and dedicated team and will cherish the friendships and memories and look forward to continuing my service on the Board. I am pleased the Board has elected Brett to succeed me upon my retirement. During my tenure, Brett and I have worked very closely, and he has been a critical member of the management team and strategies over the years. I am confident Brett and his team will continue to execute our strategic plan and take the company to new heights. The Board and I believe Brett is the right person to lead Keytronic through its next chapter.”

Mr. Larsen said, “I am honored and excited to be chosen as the next President and CEO of Keytronic. I thank Craig for his tremendous leadership, vision and mentorship, and the Board for their confidence, guidance and support. We have a tremendous team at Keytronic, and I am looking forward to working alongside them to chart our path forward for the benefit of our employees, customers, and shareholders.”

About Keytronic

Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China, and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic, visit: www.keytronic.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to, those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward-looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its leadership succession planning, including proposed retirements and promotions; creation of shareholder, customer, and employee value; and strategic plans. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

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